UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2014

ALLERAYDE SAB, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	333-157565	26-4065800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Meadow Road, New Balderton, Newark Nottinghamshire, UK NG243BP
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:   44-1636-613609

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.       Changes in Control of Registrant.

On March 4, 2014, Michael J. Rhodes, the Company’s Chief Executive Officer, Secretary, Treasurer and director entered into a Stock Purchase Agreement (the “Agreement”), with Alan W. Grofe, an individual, to sell and transfer 75,872,411 restricted shares of Allerayde SAB, Inc., common stock (the “Shares”) owned by Mr. Rhodes to Mr. Grofe.  In the Agreement, Mr. Rhodes agreed to transfer all 75,872,411 shares to Mr. Grofe, in a private transaction.  As a result of the transfer of the Shares, which constitute 85.24% of the issued and outstanding common stock, a change in control of the Company occurred, with control transferring from Mr. Rhodes to Mr. Grofe, which was completed March 6, 2014.

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Agreement described above, on March 4, 2014, the Board of Directors appointed Alan W. Grofe to the Board of Directors.  Mr. Rhodes submitted his resignations on March 6, 2014 from his positions as President & Chief Executive Officer, Secretary, Treasurer and as a director of the Company to be effective immediately.  Mr. Rhodes’ resignations from his positions in the Company were made pursuant to the transaction contemplated by the Agreement referenced in Item 5.01 above and not as a result of any disagreement with the Company, its board of directors or management.

After accepting Mr. Rhodes resignation, the board of directors of the Company appointed Mr. Grofe to the positions of President & Chief Executive Officer, Secretary and Treasurer, to serve in each capacity until such time as his successor is named.

Mr. Grofe is an experienced executive and entrepreneur with more than 25 years of experience as a senior executive in both public and private corporations in the healthcare and information technology industries. Previously, he served as President of Healthnostics, Inc., a public medical and biotechnology analytics company. Prior to this position, he was a founder, President and COO of H-Quotient, Inc., where he directed strategic product development, sales, marketing and support. He also currently serves as President of the Ferde Grofé Foundation and was recently President of the Manassas Symphony Orchestra. He received his BA in Psychology from California State University, Dominguez Hills.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allerayde SAB, Inc.

Dated: March 10, 2014	By:	/s/ Alan W. Grofe
Name: Alan W. Grofe
Title: President

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